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                                                                    EXHIBIT 10.2

To: _________________________

From: Mike Potter

Date: January 6, 2005

Re: Retention Package

Following are the details of the retention package provided to you on January 6, 2005.

RETENTION BONUS

You will earn a retention bonus equal to your 2005 target bonus if you are either still employed with Big Lots on February 1, 2006, or have been involuntarily terminated by Big Lots for any reason other than for cause. Your 2005 EPS based performance bonus will only be paid to the extent it is earned in excess of the target payout level.

RESTRICTED STOCK

You will receive a grant of _______ shares of restricted stock on January 6, 2005. These shares will vest equally over a 3 year period and will fully vest if you are terminated by Big Lots for any reason other than for cause. The terms and conditions of this grant are controlled by the Restricted Stock Award Agreement.

Should you have any questions, please let me know.

Mike Potter